Exhibit 99.1

Mesa Labs Reports Record Second Quarter Revenues and Adjusted Operating Income

Lakewood, Colorado, November 6, 2019 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record second quarter revenues and adjusted operating income1 (“AOI”) for the three months ended September 30, 2019.

Financial Highlights

In comparison to the same quarter in the prior year, second quarter revenues increased 3% to $25.5M, operating income increased 303% to $4.6M and net income increased 208% to $3.1M or $0.71 per diluted share of common stock. Net income for the second quarter was impacted by a $0.6M, before tax, non-cash interest charge associated with the equity conversion feature related to our $172.5M of Convertible Notes. Operating and net income for the second quarter in the prior year were impacted by an unusual item consisting of a $3,300,000 expense, before tax, related to an estimate of our potential loss associated with the TCPA lawsuit.

In comparison to the same period in the prior year, revenues for the six months ended September 30, 2019 increased 4% to $51.8M, operating income increased 69% to $10.0M and net income increased 47% to $7.7M or $1.82 per diluted share of common stock. Net income for the six months ended September 30, 2019 was impacted by the same item described above. Operating and net income for the six months ended September 30, 2018 were impacted by the same unusual item described above.

On a non-GAAP basis, in comparison to the same quarter in the prior year, second quarter adjusted operating income increased 87% to $7.4M or $1.72 per diluted share of common stock. In comparison to the same period in the prior year, adjusted operating income for the six months ended September 30, 2019 increased 35% to $15.4M or $3.65 per diluted share of common stock. Adjusted operating income for both the three and six months ended September 30, 2018 were fully impacted by the same operating income item described above. Excluding the unusual item in both periods for 2018, adjusted operating income for the three and six months ended September 30, 2019 increased 2% to $7.4M or $1.72 per diluted share of common stock and 5% to $15.4M or $3.65 per diluted share of common stock, respectively as compared to the same periods in the prior year.

Organic revenues growth for both the three and six months ended September 30, 2019, excluding Packaging, was 3% (0% including Packaging). Total revenues excluding Packaging increased 6% and 7%, respectively, for the three and six months ending September 30, 2019.

Division Performance

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Sterilization and Disinfection Control (47% of revenues in 2Q20) delivered steady organic and total revenues growth of 4% in the quarter. Gross margin percentage increased 330 basis points primarily as a result of efficiencies gained both operationally and from higher sales volumes.

●

Instruments (35% of revenues in 2Q20) disappointed in the quarter with total revenues growth of 3% driven by the recent acquisition of IBP. Organic revenues, however, decreased 3% for the quarter. Positive mix overcame volume headwinds enabling gross margin percentage to expand by 40 basis points.

●

Cold Chain Monitoring (14% of revenues in 1Q20) had a strong topline quarter with revenues growth of 22% in total which included 16% organically. Gross margin percentage, however, contracted by 810 basis points due to lower than planned service revenue volumes, higher than expected hardware prices from certain vendors and timing associated with the completion of certain projects.

●	Cold Chain Packaging (4% percent of revenues in 1Q20) proceeded as expected in the quarter with revenues contracting by 45% while gross margin percentage expanded by 420 basis points.

Executive Commentary

“Performance was steady in the second quarter with organic revenues growth of 3% (at the low end of our long-term organic growth expectations), and no meaningful change to gross margin percentage, when excluding Packaging for both items. Cold Chain Monitoring revenues rebounded from a poor first quarter, but we are not growing profitability in line with revenues in the way we had planned.

Strategically, the acquisition of Gryos Protein Technologies Holding AB (“GPT”) on October 31, 2019, adds an exciting high growth vector for the Company, deepens our commitment to serving the Biopharmaceutical Development market with mission critical quality control instruments and consumables, and adds a tremendous influx of talent to the overall Mesa team. For additional details on the GPT Acquisition, see our October 31st press release and investor presentation (both available on our website at Mesalabs.com). With our recent capital raise of over $240M and the acquisition of GPT at $180M, we retain enough capital to continue our acquisition program in the near term” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation expense. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited except for the information as of March 31, 2019)

Consolidated Condensed Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Revenues	$25,536	$24,865	$51,824	$50,007
Cost of revenues	10,060	10,288	20,209	20,339
Gross profit	15,476	14,577	31,615	29,668
Operating expenses	10,892	13,439	21,639	23,766
Operating income	4,584	1,138	9,976	5,902
Other expense (income), net	920	(168)	952	196
Earnings before income taxes	3,664	1,306	9,024	5,706
Income tax expense	602	312	1,365	482
Net income	$3,062	$994	$7,659	$5,224

Earnings per share (basic)	$0.74	$0.26	$1.90	$1.36
Earnings per share (diluted)	0.71	0.25	1.82	1.30

Weighted average common shares outstanding:
Basic	4,155	3,850	4,029	3,833
Diluted	4,321	4,046	4,205	4,029

Consolidated Condensed Balance Sheets

(Amounts in thousands)	September 30, 2019 (Unaudited)	March 31, 2019
Cash and cash equivalents	$245,443	$10,185
Other current assets	25,285	23,438
Total current assets	270,728	33,623
Property, plant and equipment, net	21,731	22,225
Other assets	100,006	100,919
Total assets	$392,465	$156,767

Liabilities	$163,308	$45,456
Stockholders’ equity	229,157	111,311
Total liabilities and stockholders’ equity	$392,465	$156,767

Reconciliation of Non-GAAP Measures
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Operating income	$4,584	$1,138	$9,976	$5,902
Amortization of intangible assets	1,658	1,842	3,330	3,702
Stock-based compensation expense	1,182	990	2,050	1,729
Adjusted operating income	$7,424	$3,970	$15,356	$11,333

Adjusted operating income per share (basic)	$1.79	$1.03	$3.81	$2.96
Adjusted operating income per share (diluted)	1.72	0.98	3.65	2.81

Weighted average common shares outstanding:
Basic	4,155	3,850	4,029	3,833
Diluted	4,321	4,046	4,205	4,029

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation. We believe that excluding these non-cash expenses provides the ability to better understand the operations of the Company.

We provide non-GAAP adjusted operating income and non-GAAP adjusted operating income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets and stock-based compensation expense can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control challenges in the pharmaceutical, healthcare, industrial safety, environmental and food and beverage industries. Mesa offers products and services through five divisions (Sterilization and Disinfection Control, Biopharmaceutical Development, Instruments, Cold Chain Monitoring and Cold Chain Packaging) to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “estimate,” “intend,” "expect," "project," “anticipate,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenues growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2019, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com